PROSPECTUS


                       FIFTH THIRD SHAREHOLDER DIRECT

      Fifth Third Bancorp ("Fifth Third") is pleased to offer individuals the opportunity to participate in Fifth Third Shareholder Direct, a convenient and low cost stock purchase and dividend reinvestment plan ("Plan"). Fifth Third Shareholder Direct is available for new investors to make an initial investment in Fifth Third common stock or for other shareholders to increase their holdings of Fifth Third common stock.

      Fifth Third Shareholder Direct offers you the opportunity to:


      * Buy shares of Fifth Third common stock conveniently and economically, even if you are not currently a Fifth Third shareholder.
      * If you wish, reinvest all, or a portion of your cash dividends in Fifth Third common stock.


      * Build your investment over time, starting with an initial investment of as little as $250.00 and the ability to invest up to an additional $10,000.00 monthly.


      * Authorize automatic monthly investments in Fifth Third common stock from your checking or savings account.
      * Send in your Fifth Third stock certificates for safekeeping in the Plan.

      Fifth Third is a financial services holding company with its principal office located at 38 Fountain Square, Cincinnati, Ohio 45263. Fifth Third's common stock is traded on the Nasdaq National Market under the symbol "FITB".


      This prospectus relates to an offering of up to 1,500,000 shares of Fifth Third common stock to be offered for purchase and dividend reinvestment under Fifth Third Shareholder Direct. Shares acquired under Fifth Third Shareholder Direct will be shares purchased for participants in the open market. Shares purchased for participants in the Plan in the open market will be purchased at the market price of the common stock on the Nasdaq National Market on the date of purchase.

      Please read this prospectus carefully and retain it and any future investment statements for future reference. If you have any questions about Fifth Third Shareholder Direct, please call Fifth Third Bank, the Plan Administrator, toll free at 1-800-837-2755. Customer service representatives are available between the hours of 8 A.M. and 5 P.M. Eastern Time, Monday through Friday. You may also visit our website at http://INVESTORDIRECT.53.COM.


      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

      The shares of Fifth Third common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Investment in our common stock, as with any investment in common stock, involves investment risks, including the risk of possible loss of value.


            The date of this Prospectus is__________,

                                PLAN SUMMARY


      This Prospectus describes the terms of the Fifth Third Shareholder Direct investment plan. Please read this Prospectus carefully before enrolling in Fifth Third Shareholder Direct.

      Fifth Third Shareholder Direct replaces the former Fifth Third Shareholder Reinvestment Plan. If you had an account in the Shareholder Reinvestment Plan on September 30, 2000, your account was changed to a Fifth Third Shareholder Direct account on that date without any action on your part.

      Enrollment. To enroll in Fifth Third Shareholder Direct, you must be a registered owner of Fifth Third common stock, or you may become a registered owner by buying a minimum of $250.00 of Fifth Third common stock through Fifth Third Shareholder Direct when you enroll. If you are not a registered owner, there is a one-time $20.00 registration fee for your initial purchase of Fifth Third common stock.

      Your Fifth Third Shareholder Direct Account. When you enroll in Fifth Third Shareholder Direct, an account will be opened in your name to hold the shares of Fifth Third common stock you buy. The shares in the account will be held in "book entry" form. Instead of receiving stock certificates, you will receive quarterly statements of your account. However, you may obtain stock certificates for shares held in your account at any time, upon request for a fee of $10.00 per certificate.

      Dividend Reinvestment Option. You may choose to reinvest the dividends paid on any or all shares in your Fifth Third Shareholder Direct account, or to receive cash dividends. If you have your dividends reinvested, the shares purchased will be added to your Fifth Third Shareholder Direct account. There is an administrative fee of 5% of the total amount invested to a maximum of $3.00 for each dividend reinvestment plus $0.04 commission per share.

      Additional Purchases. You may make additional purchases of Fifth Third common stock through Fifth Third Shareholder Direct. Additional purchases may be made with a minimum of $50.00 investment per transaction, not to exceed $10,000.00 each month. Any purchases paid by check or money order will incur a $3.00 processing fee per transaction plus $0.04 commission per share.


      Automatic Account Deductions. Rather than purchasing additional shares by check or money order, you may make automatic additional monthly purchases of Fifth Third common stock by means of electronic funds transfer from your bank checking or savings account. Purchases made using automatic checking or savings account deductions will incur a $2.00 processing fee per transaction plus $0.04 commission per share. Participants who do not make a minimum of twelve automatic transactions in a twelve-month time period will incur a $25.00 transaction fee.


      Safekeeping. You may send your Fifth Third common stock certificates to us for safekeeping. The shares will be converted to book entry shares to be held in your Fifth Third Shareholder Direct account.

      Selling Shares in Your Account. You may sell all or some of the shares held in your account at the market price on the date of sale. Sale dates are on each Friday of each month, or the next business day if Friday is a day the markets are closed or a bank holiday. A transaction fee of $10.00, plus commission of $0.04 per share, will be deducted from the sale proceeds. (Please note: no sales will take place between record date and payable date of a dividend).

      Contact Information. Our wholly owned subsidiary, Fifth Third Bank, will be the Plan Administrator for Fifth Third Shareholder Direct and will act as agent for participants in Fifth Third Shareholder Direct. You may contact Fifth Third Bank for enrollment forms or with questions as follows:

            Telephone:    1-800-837-2755
            Mail:         Fifth Third Shareholder Direct
                          c/o Fifth Third Bank
                          38 Fountain Square Plaza, MD 10AT66
                          Cincinnati, Ohio 45263

      Forms. Your Fifth Third Shareholder Direct statement will contain a form that may be used for any future Fifth Third Shareholder Direct transactions. Call Fifth Third Bank if you require any additional forms.

      Transaction Fees. You are responsible for the transaction fees described in this Prospectus. New holders will be charged a one-time $20.00 registration fee upon enrollment in the Plan. All fees are subject to change. Except as described in this Prospectus, Fifth Third pays the costs of administering Fifth Third Shareholder Direct.



      Dividend Reinvestment Fee                   5% of the amount reinvested,
                                                  Maximum of $3.00
                                                  plus $0.04 commission per share

      Purchase by check or money order            $3.00 per purchase
                                                  plus $0.04 commission per share

      Monthly purchase by automatic withdrawal    $2.00 per purchase
                                                  plus $0.04 commission per share

      Sale of stock                               $10.00 plus
                                                  $0.04 commission per share

      Stock Certificate                           $10.00 per certificate

      Withdrawal/Termination from Plan            $10.00

      Returned Check/Insufficient Funds           $25.00 per check/ACH reject

      Duplicate Statement                         $10.00 per year requested


      (If a check or ACH withdrawal is returned for insufficient funds, Fifth Third Bank reserves the right to sell all or a portion of your plan shares to cover the returned check fee. See Question 15.)


      Because this is a summary of the Fifth Third Shareholder Direct plan, it may not contain all the information that may be important to you. You should read the entire Prospectus carefully.

                     FIFTH THIRD SHAREHOLDER DIRECT PLAN
                     -----------------------------------

      The following questions and answers explain and constitute the terms of the Fifth Third Shareholder Direct stock purchase and dividend reinvestment plan:

1.    What is Fifth Third Shareholder Direct?

      Fifth Third Shareholder Direct is a convenient and low cost stock purchase and dividend reinvestment plan available for new investors to make an initial investment in Fifth Third common stock, for existing participants in Fifth Third's Shareholder Reinvestment Plan, or other current shareholders to increase their holdings of Fifth Third common stock. Under Fifth Third Shareholder Direct, you may elect to have dividends automatically reinvested in Fifth Third common stock and/or to make optional cash investments through the Plan Administrator, Fifth Third Bank. Participation in Fifth Third Shareholder Direct is entirely voluntary and we give no advice regarding your decision to join the Plan. However, if you decide to participate in this Plan, an enrollment form and reply envelope are enclosed for your convenience.

2.    What are the options available under Fifth Third Shareholder Direct?

      Fifth Third Shareholder Direct participants may choose to:


      * Have dividends paid on their Fifth Third common stock automatically reinvested in additional shares of Fifth Third common stock;
      * Make their initial investment in Fifth Third common stock through the Plan; and/or
      * Make additional cash investments in Fifth Third common stock, including the option to make automatic monthly purchases by authorizing electronic funds transfers from a designated checking or savings account.

      Please refer to the Plan Summary and Question 7 for details on the various fees you may be required to pay, to Question 8 for additional information regarding your dividend reinvestment options and Question 9 for further information regarding your options for making additional cash investments.


3.    Who is eligible to participate in Fifth Third Shareholder Direct?

      All U.S. citizens are eligible to participate in Fifth Third Shareholder Direct, whether or not they are currently shareholders of Fifth Third. If you are not a U.S. citizen, you may participate in Fifth Third Shareholder Direct, provided there are not any laws or governmental regulations that would prohibit you from participating or laws or governmental regulations that would affect the terms of the Plan. We reserve the right to deny or terminate participation of any shareholder if we deem it advisable under any applicable laws or regulations. All payments to Fifth Third Bank shall be made payable in U.S. dollars.

4.    How do I enroll in Fifth Third Shareholder Direct?

      To enroll, you must be a registered owner of Fifth Third common stock, or you may become a registered owner by buying a minimum of $250.00 in common stock through Fifth Third Shareholder Direct and enrolling that stock in Fifth Third Shareholder Direct at the same time. Both methods are described below.

      * If you are a registered owner (which means that you already own at least one share of Fifth Third stock in your name), but do not currently participate in Fifth Third Shareholder Direct, you may request an enrollment form. Once received, please complete and mail to Fifth Third Bank at the address specified previously.
      * You may become a registered owner by enrolling in and purchasing Fifth Third common stock through Fifth Third Shareholder Direct. The minimum initial purchase is $250.00, and you must also enclose a one-time administrative fee of $20.00. Complete and mail back the enrollment form and enclose a check or money order payable to "Fifth Third Shareholder Direct."


      * All money must be in U.S. dollars and drawn on a U.S. bank. If you are not in the United States, contact your bank to verify that they may provide you with a check that clears through a U.S. bank and may print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks clearing through non-U.S. banks. Please do not send cash.

5.    Who is the Plan Administrator?


      Our wholly owned subsidiary, Fifth Third Bank, will be the Plan Administrator for Fifth Third Shareholder Direct. Fifth Third Bank will keep records, send quarterly statements of account to you and perform other administrative duties relating to Fifth Third Shareholder Direct. Shares of common stock purchased by you under the Plan will be registered in the name of Fifth Third Bank or its nominee, as custodian, and will be credited to your Fifth Third Shareholder Direct account.

      Although shares purchased under the Plan will be registered in the name of Fifth Third Bank or its nominee, you may participate in the Plan and continue to hold your current shares in your own name. Alternatively, you may choose to deposit any certificates for shares of common stock held in your own name to your Fifth Third Shareholder Direct account. This added convenience is available to you under the Plan at no cost and the procedures are described in Question 17.


6.    Who is the independent agent?

      We will appoint an independent agent from time to time to execute purchases and sales of common stock on behalf of the Plan and its participants for purchases and sales to be made in the open market. See Question 14. The independent agent will be a registered broker-dealer or bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934.

      The independent agent will not be an affiliate of Fifth Third. We will not exercise any direct or indirect control or influence over the times when or the prices at which the independent agent may purchase/sell our common stock for the Plan, the amount of common stock to be purchased/sold, or the manner in which the common stock is to be purchased/sold.

7.    What fees are associated with participation?


      The fees associated with enrollment and participation in Fifth Third Shareholder Direct are summarized in the chart below:



      Dividend Reinvestment Fee                   5% of the amount reinvested,
                                                  Maximum of $3.00
                                                  plus $0.04 commission per share

      Purchase by check or money order            $3.00 per purchase
                                                  plus $0.04 commission per share

      Monthly purchase by automatic withdrawal    $2.00 per purchase
                                                  plus $0.04 commission per share

      Sale of stock                               $10.00 plus
                                                  $0.04 commission per share

      Stock Certificate                           $10.00 per certificate

      Withdrawal/Termination from Plan            $10.00

      Returned Check/Insufficient Funds           $25.00 per check/ACH reject

      Duplicate Statement                         $10.00 per year requested


      (If a check or ACH withdrawal is returned for insufficient funds, Fifth Third Bank reserves the right to sell all or a portion of your plan shares to cover the returned check fee. See Question 15.)

8.    What are my dividend reinvestment options?


      When you enroll, you must indicate on the enrollment form whether you want all or a portion of the cash dividends paid on your shares held in your Fifth Third Shareholder Direct account reinvested. If you do not indicate a preference, 100% of all dividends on the shares held in your account on the dividend record date will be reinvested in additional shares of Fifth Third common stock on the dividend payment date.


      You must choose one of the following options when completing the dividend reinvestment section of the enrollment form:

      * Full Dividend Reinvestment. Purchase additional shares by reinvesting all of your cash dividends on all shares for which you are the registered holder.
      * Partial Dividend Reinvestment. You may reinvest less than all of your cash dividends by reinvesting your dividends based on either a specified percentage or a specified number of shares for which you are the registered holder. You will receive a cash dividend on the remaining shares for which you are the registered holder.
      * Optional Cash Purchase Only. You may choose to receive cash for all dividends paid on shares for which you are the registered holder and participate in the Plan's cash purchase option only.

      If you choose partial dividend reinvestment, you may have your remaining cash dividends (which are not reinvested) deposited directly into your bank account instead of receiving a check by mail. Simply complete the appropriate sections of the Dividend Direct Deposit authorization form or notify Fifth Third Bank and request a Dividend Direct Deposit authorization form.

      You may change your dividend reinvestment election at any time by completing a new enrollment form and delivering the form to Fifth Third Bank. Requested changes must be received at least three business days prior to the next record date to be effective for that payment date.

      You should note that under U.S. federal income tax law, dividends are taxable to you even if your dividends are reinvested through the Plan. We will mail you a Form 1099-DIV reporting your dividends (including reinvested dividends) shortly after the close of each calendar year. Should you elect to sell all or a portion of your shares, we will mail you a Form 1099-B for the gross proceeds of your sale shortly after the close of each calendar year.

9.    How do I make an additional investment?


      After you have opened your Fifth Third Shareholder Direct account, you may buy additional shares (including fractional shares) by check or money order as often as bi-monthly. You may also arrange for automatic monthly purchases from your bank checking or savings account. Under either method, each purchase you make may be for a minimum of $50.00 up to a maximum of $10,000.00 per month. Use the form enclosed with your plan statement or call Fifth Third Bank for additional forms. To make an additional investment, you will need to follow one of the following payment procedures:

      * You may pay by check or money order payable to "Fifth Third Shareholder Direct" in U.S. dollars, drawn on a U.S. bank, in the amount of the voluntary cash investment, plus the $3.00 transaction fee plus $0.04 commission per share. No interest will be earned on these funds held by the agent prior to their investment. Third party checks and foreign checks will not be accepted and will be returned to the sender. Please do not send cash. Send the completed form and payment to Fifth Third Bank. This check must be received no later than 12:00 noon E.S.T. three business days before the investment date. Checks received after this date will purchase shares on the succeeding investment date.

      * Alternatively, you may elect to have funds automatically withdrawn every month from your checking or savings account at a qualified financial institution. There will be a $2.00 processing charge for each transaction plus $0.04 commission per share. You may elect the automatic cash withdrawal option by simply completing and signing an automatic debit enrollment form, providing the necessary information, together with a voided blank check or checking/savings account deposit slip, and designating the amount, account number and U.S. bank routing number from which the funds are to be withdrawn each month. Automatic debit enrollment forms are available by calling Fifth Third Bank. Participants who do not make a minimum of twelve automatic transactions in a twelve-month time period will incur a $25.00 transaction fee.

      If you elect this automatic debit feature, funds will be withdrawn from your bank account on or about the 20th of each month (or the next business day if the 20th is not a business day), and will be invested in Fifth Third common stock on or about the 1st of the following month (or the next business day if the 1st is not a business day). Allow four to six weeks for the initial withdrawal. You may change the amount of money or terminate an automatic monthly withdrawal of funds by submitting a new automatic debit enrollment form.

10.   When will shares be purchased?


      Fifth Third Shareholder Direct's investment date will be on or about the 1st and 15th days of the month, except in those months in which a dividend is paid at which time the second investment date will be the dividend payable date (or the next business days if the 1st and 15th are not business days). To make an investment on the next investment date, Fifth Third Bank must receive your request for purchase and funds by the following dates:

      * To qualify for the investment date, requests for additional purchases made by check must be received at Fifth Third Bank by 12:00 noon E.S.T. three business days prior to the investment date.


      * For automatic monthly investments, funds will be debited from your bank account on or about the 20th of every month, and will be invested in Fifth Third common stock on or about the 1st of the following month.


      * When dividends are paid on the common stock, we will promptly pay to Fifth Third Bank the dividends payable on your shares held in your Fifth Third Shareholder Direct account. Fifth Third Bank will invest all dividend funds authorized to be reinvested within the same time frame as used for additional cash purchases.


      Fifth Third Bank will commingle all funds to be invested on an investment date. If the investment date is not a day on which the Nasdaq National Market is open, or falls on a day which is not a business day for Fifth Third Bank, then the investment will occur on the next succeeding business day. Cash purchases not received before the applicable deadline will not be invested until the next succeeding investment date. No interest will be paid on any funds held by Fifth Third Bank between investment dates. Once funds have been deposited with us, you may not request a cash refund or otherwise change your order.

11.   How will the price be determined for purchased shares?

      All shares purchased with reinvested dividends or optional cash investments will be purchased on the open market. The price per share of all shares so purchased in the open market will be the market price of such shares on the Nasdaq National Market on the date of purchase.

      When you use reinvested dividends, send in a payment or have funds automatically withdrawn to buy Fifth Third common stock, your funds will be used to buy the number of shares (including fractional shares to three decimal places) that may be purchased with your funds at the price described above, after deducting the applicable processing fees and commissions.


12. How will shares purchased under Fifth Third Shareholder Direct be allocated to my account?

      Shares of common stock purchased with reinvested dividends or optional cash investments will be allocated by Fifth Third Bank among the accounts of all participants. If you participate, the number of shares that will be allocated to your account following any investment date will depend on the amount of your dividends and optional cash investments (if any) available for investment after deducting the applicable processing fees and commissions on that date and the purchase price of the shares. Your account will be credited with a number of shares (including fractions computed to three decimal places) equal to the total funds to be invested for you, divided by the applicable purchase price.


13.   Will fractional shares be purchased?

      Yes. If any dividend or optional cash payment is not sufficient to purchase a whole share of Fifth Third common stock, a fractional share equivalent will be credited to your account. All fractional shares are computed to three decimal places.

14.   What is the source of shares purchased through the Plan?


      On each investment date, Fifth Third Shareholder Direct will purchase shares on the open market as follows. Fifth Third Bank will cause the independent agent to purchase shares of common stock in the open market. Neither Fifth Third nor any participant will have any authority or power to direct the date, time or price at which shares may be purchased by the independent agent.


      If at any time the independent agent is unable to purchase shares in the open market (by reason of the operation of applicable laws, the closing of the securities markets or any other temporary curtailment or suspension of open market purchases), neither we nor Fifth Third Bank will have any liability to any participant arising out of the inability to make purchases at that time.

15.   What is the policy on returned checks and insufficient funds?

      In the event that any check or other deposit is returned unpaid for any reason or your designated bank account does not have sufficient funds for an automatic debit, Fifth Third Bank will consider the request for investment of that purchase null and void and will immediately remove from your account any shares already purchased in anticipation of receiving those funds. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, Fifth Third Bank may sell additional shares from your account as necessary to satisfy the uncollected balance. There is a $25.00 administrative charge for any check or other deposit that is returned unpaid by your bank. This fee will be collected by Fifth Third Bank through the sale of the number of shares from your account necessary to satisfy the fee.

16.   May I receive a stock certificate?


      You may obtain a certificate for a fee of $10.00 per certificate for some or all of your whole shares held in your Fifth Third Shareholder Direct account at any time by simply submitting a written request with a check or money order for the fee to Fifth Third Bank to withdraw shares from your Fifth Third Shareholder Direct account. We will issue certificates in the exact name(s) shown on the account. To have certificates issued in a different name, follow the procedures in Question
19. Generally, we will send you the requested certificates within two weeks after receiving your request.


      No certificates will be issued for fractional shares of common stock. Instead, the market value of any fractional shares will be paid in cash. You may continue to reinvest dividends on shares through Fifth Third Shareholder Direct even though you receive certificates.


17.   Does Fifth Third Shareholder Direct offer safekeeping services?


      Yes. If you have Fifth Third common stock certificates, you may send them to us for deposit as book-entry shares held in your plan account. With safekeeping, you no longer bear the cost and risk associated with the storage, loss, theft, or destruction of stock certificates. To use the safekeeping service, send your certificates to us by insured registered mail. Include signed, written instructions to us to deposit the shares in a plan account for safekeeping. Do not endorse the certificates or complete the assignment section on the back of the certificates.

18.   May I sell shares I hold through Fifth Third Shareholder Direct?

      Yes. Shares held in your Fifth Third Shareholder Direct account may be sold on your behalf by completing and submitting the Other Transactions Form portion of the reinvestment account statement. Fifth Third Bank (through the independent agent) will cause your shares to be sold on the open market on Friday (or the next business day if the markets are closed or a bank holiday) (the "sale date"), provided that the request is received at least three business days prior to the sale date. Fifth Third Bank will send you a check for the proceeds, less an administrative service charge of $10.00 plus $.04 commission per share. You will not receive interest on sales proceeds held pending disbursement.


      No sale of shares or terminations from Fifth Third Shareholder Direct will take place between the record date and payable date of a dividend payable on Fifth Third common stock. All sale and termination requests received during this time period will be processed as soon as possible following the allocation of the dividend.

      Please bear in mind that Fifth Third Shareholder Direct is not a market timing investment vehicle. The price of Fifth Third common stock may rise or fall during the period between a request for sale, its receipt by Fifth Third Bank, and the ultimate sale on the open market. Instructions sent to Fifth Third Bank to buy/sell shares are binding and may not be rescinded. Should you elect to sell all or a portion of your shares, we will mail you a Form 1099-B for the gross proceeds of your sale shortly after the close of each calendar year.


      Alternatively, you may sell your shares through a stockbroker of your choice, or privately. In either case, request certificates for your shares (see Question 16 above) and, upon receipt, proceed as you would to sell any other stock for which you have the certificates.


      Please note that if your Fifth Third Shareholder Direct account holds less than one full share, we may close the account, liquidate the fractional share and send you a check representing the market value of the fractional share that was in the account less the $10.00 withdrawal fee.


19.   How do I transfer shares that I hold to someone else?


      To transfer ownership of some or all of your shares held through Fifth Third Shareholder Direct you may call Fifth Third Bank at 1-800-837-2755 for complete transfer instructions. The share certificate fee of $10.00 per certificate shall be payable to Fifth Third Shareholder Direct. You will be asked to send to Fifth Third Bank written transfer instructions. Your signature must be "Medallion Guaranteed" by a qualified financial institution. Most banks and brokers participate in a Medallion Guarantee program. The Medallion Guarantee program is intended to ensure that the individual signing is in fact the owner of the participant's account. A notary is not sufficient.

20.   How may I close my Fifth Third Shareholder Direct account?

      You may close your account at any time, unless your request is received between the record date and payable date of a dividend (see Questions 18), using the Other Transactions Form portion of your reinvestment statement. Your account will be closed within 15 business days after we receive your written instructions. There will be a withdrawal fee of $10.00, plus share certificate fee(s), if applicable. When your account is closed, we will send you a certificate representing all of the full shares in your account net of the certificate fees, registered in the same name as that of the account. (If you wish a different registration, please see Question 19 above.) We will liquidate any fractional share in your account and send you a check for the proceeds.


      Alternatively, you may direct us to sell any or all of the shares in your account on the open market. If shares are sold, a sales fee of $10.00 plus $.04 commission per share will be deducted from the proceeds in addition to the withdrawal fee of $10.00, and we will mail you a check for the net proceeds. This sale will occur on the next scheduled sale date provided the notice of sale has been received by the deadline described in Question 18 above. You will not receive interest on sales proceeds held pending disbursement.

      To close an account on the death of a sole account holder, the executor should contact Fifth Third Bank for specific instructions. If your request to close your account is received between a dividend record date and a dividend payment date, your account will not be closed until after you receive the shares resulting from the pending dividend reinvestment.

21.   How do I contact Fifth Third Bank, the Plan Administrator?

      You may contact Fifth Third Bank by writing to:


                       Fifth Third Shareholder Direct
                            c/o Fifth Third Bank
                     38 Fountain Square Plaza, MD 10AT66
                           Cincinnati, Ohio 45263

      You may also telephone Fifth Third Bank toll free at 1-800-837-2755. Customer service representatives are available between the hours of 8 A.M. and 5 P.M. Eastern Standard Time, Monday through Friday. Alternatively, you may visit our website at http://INVESTORDIRECT.53.COM.


22.   How may I keep track of my account's activity?


      Easy to read statements of your year-to-date account activity will be sent to you after each additional investment, dividend reinvestment or sale of shares. Each statement will show the amount invested, the purchase or sale price of Fifth Third Shareholder Direct transactions, the number of shares purchased or sold and certain Plan fees, as well as any activity associated with share deposits or withdrawals. Please notify Fifth Third Bank promptly in writing if your address changes.

      As a Fifth Third Shareholder, you will receive copies of the same communications sent to all other holders of Fifth Third common stock, such as annual reports and proxy statements. You will also receive any Internal Revenue Service information returns, if required. Please retain all transaction statements for your records. The statements contain important tax and other information. You will be charged a fee of $10.00 if you require a duplicate statement.


23. What happens if Fifth Third issues a stock dividend or declares a stock split or rights offering?


      Any stock dividends or split shares distributed by Fifth Third to holders of common stock held in Fifth Third Shareholder Direct accounts will be added to your account balance. You will receive a statement indicating the number of shares or dividends earned as a result of the transaction. In the event of a rights offering, you will receive rights based upon the total number of whole shares you own, whether the shares are held in the form of a physical certificate or held in a Fifth Third Shareholder Direct account.

24. May I vote my Fifth Third Shareholder Direct shares at shareholders' meetings?

      Yes. In connection with any meeting of Fifth Third shareholders, you will be sent a proxy card representing both the shares for which you hold physical certificates and the shares held in your Fifth Third Shareholder Direct account. Those shares will be voted as you indicate on the returned proxy card or as otherwise set forth in the proxy materials. Fractional shares will also be voted.

25.   May Fifth Third Shareholder Direct be amended or terminated?

      Yes. Fifth Third and Fifth Third Bank may suspend, modify or terminate the Plan at any time. All participants will receive notice of any suspension, modification or termination. If Fifth Third Shareholder Direct is terminated, certificates for whole shares held in your account will be issued and a cash payment will be made for any fractional share. Fifth Third reserves the right, in its sole discretion, to deny, suspend or terminate participation by a participant who is using the Plan for purposes inconsistent with the intended purpose of the Plan.


26.   What are the responsibilities of Fifth Third and Fifth Third Bank?

      Neither Fifth Third nor Fifth Third Bank will be liable for any act or omission to act, which was done in good faith or for actions required by law. This includes any claims for liability relating to:

      * the prices at which shares are purchased or sold for your account, the dates of purchases or sales,
      *     any changes in the market value of Fifth Third stock,
      * any claim of liability arising out of the failure to terminate a participant's account upon the participant's death prior to receipt of notice in writing of the death along with a request to terminate participation from a qualified representative of the deceased,
      *     rejections of automatic checking or savings account deductions,
      *     check clearing, or
      *     fees described in this Prospectus.


      You should recognize that neither Fifth Third nor Fifth Third Bank may assure you of a profit or protect you against a loss on shares purchased through Fifth Third Shareholder Direct. Although Fifth Third currently contemplates the continuation of quarterly dividends, the payment of dividends is subject to the discretion of Fifth Third's Board of Directors and will depend upon future earnings, the financial condition of Fifth Third, and other factors. Additionally, dividends may increase or decrease.

27. What are the tax consequences of participating in Fifth Third Shareholder Direct?

       Participants in the Plan are advised to consult their own tax advisors with respect to the tax consequences of participation in Fifth Third Shareholder Direct (including federal, state, local and other tax laws and U.S. tax withholding laws) applicable to their particular situations.

      Cash dividends reinvested under the Plan will be taxable for U.S. federal income tax purposes as having been received by you even though you have not actually received them in cash. The total amount of dividends paid to you during the year, whether or not they are reinvested, will be reported to you and the U.S. Internal Revenue Service shortly after the close of each calendar year.


      You will not realize gain or loss for U.S. federal income tax purposes upon a transfer of shares to your Fifth Third Shareholder Direct account or the withdrawal of whole shares from your account. You will, however, generally realize gain or loss upon the receipt of cash for fractional shares held in the Plan. You will also realize gain or loss when shares are sold. The amount of gain or loss will be the difference between the amount that you receive for the shares sold and your tax basis in the shares (generally, the amount you paid for the shares). In order to determine the tax basis for shares in your account, you should retain all account transaction statements. You will by charged a fee if you require a duplicate statement.


      Participants who are non-resident aliens or non-U.S. corporations, partnerships or other entities generally are subject to a withholding tax on dividends paid on shares held in the plan. Where applicable, this withholding tax generally is imposed at the rate of 30%; but this rate may be reduced by treaty between the U.S. and the country in which the participant resides.


      Dividends paid on shares in Fifth Third Shareholder Direct accounts may be subject to "the backup withholding" provisions of the Internal Revenue Code. If you fail to furnish a properly completed Form W-9 or its equivalent, unless you are exempt from the withholding requirements described in Section 3406 of the Internal Revenue Code, then Fifth Third Bank must withhold 30.5% (or the current tax withholding rate) from the amount of dividends, the proceeds of the sale of a fractional share, and the proceeds of any sale of whole shares.


                           ADDITIONAL INFORMATION
                           ----------------------

      Use of Proceeds. All shares of Fifth Third common stock acquired under the Plan will be purchased by the independent agent in open market transactions, and will provide no cash proceeds to Fifth Third.

      Experts. The financial statements incorporated in this Prospectus by reference from Fifth Third Bancorp's Annual Report on Form 10-K for the year-ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

                     WHERE YOU CAN FIND MORE INFORMATION


      Fifth Third files annual, quarterly and special reports, proxy statements and other information with the SEC. Shareholders may read and copy reports, proxy statements and other information filed by Fifth Third at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549; 233 Broadway, New York, New York 10279; or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Fifth Third's reports, proxy statements and other information are also available from commercial document retrieval services and at the SEC's website located at http://www.sec.gov.


      Fifth Third's common stock is traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "FITB". Documents filed by Fifth Third with the SEC also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      Fifth Third has filed a registration statement to register with the SEC the shares of common stock offered hereby. As allowed by SEC rules, this document does not contain all the information that shareholders may find in the Fifth Third registration statement or the exhibits to the Fifth Third registration statement.

      The SEC allows Fifth Third to "incorporate by reference" information into this document, which means that they may disclose important information to shareholders by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in the document.

      This document incorporates by reference the documents set forth Below:


      * Fifth Third's Annual Report on Form 10-K for the year ended December 31, 2000;
      * Fifth Third's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2001 and June 30, 2001; and
      *     Fifth Third's Proxy Statement dated February 9, 2001.


      Additional documents that Fifth Third may file with the SEC between the date of this Document and the date of the sale of the shares of common stock offered hereby are also incorporated by reference. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.


      Copies of any of the documents incorporated by reference (excluding exhibits unless specifically incorporated therein) are available without charge upon written or oral request from Paul L. Reynolds, Secretary, Fifth Third Bancorp, 38 Fountain Square, Cincinnati, Ohio 45263 (telephone number:
(513) 579-5300).


      You should rely only on the information contained or incorporated by reference in this document to make your determination on whether or not to make an investment in the shares of Fifth Third common stock offered hereby. No one has been authorized to provide any information that is different from what is contained in this document.

                                 Fifth Third
                             Shareholder Direct



                                    Stock
                                  Purchase
                                     &
                                  Dividend
                              Reinvestment Plan


                           [Fifth Third Bank Logo]


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